Exhibit 99.1

GARRETT MOTION INC

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

On October 1, 2018, Garrett Motion Inc. (“Garrett” or the “Company”) became an independent publicly-traded company through a pro rata distribution (“Distribution”) by Honeywell International Inc. (“Parent” or “Honeywell”) of 100% of the then-outstanding shares of Garrett to Honeywell’s stockholders (the “Spin-Off”). The unaudited pro forma combined financial statements of Garrett consist of the unaudited pro forma combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 and an unaudited pro forma combined balance sheet as of September 30, 2018. The unaudited pro forma combined financial statements are derived from our historical Combined Interim Financial Statements included in our Quarterly Report on Form 10-Q (the “Form 10-Q”) for the quarter ended September 30, 2018, filed with the Securities and Exchange Commission on November 6, 2018, and are not intended to be a complete presentation of our financial position or results of operations had the Spin-Off and related transactions described below occurred as of the dates indicated. The unaudited pro forma combined financial statements should be read in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical Combined Interim Financial Statements and the accompanying Notes included in the Form 10-Q.

The unaudited pro forma combined statements of operations for the nine months ended September 30, 2018 and the year ended December 31, 2017 reflect our results as if the Spin-Off and related transactions described below had occurred as of January 1, 2017. The unaudited pro forma combined balance sheet as of September 30, 2018 reflects our results as if the Spin-Off and related transactions described below had occurred as of such date.

The unaudited pro forma combined financial statements give effect to the following:

•

the contribution by Honeywell to us of all the assets and liabilities that comprise our business and the retention by Honeywell of certain specified assets and liabilities reflected in our historical Combined Interim Financial Statements, in each case, pursuant to the Separation and Distribution Agreement between us and Honeywell, dated September 27, 2018 (the “Separation and Distribution Agreement”);

•	the post-Distribution capital structure, including: (i) the incurrence of indebtedness and the issuance of our common stock to holders of Honeywell common stock;

•	the impact of certain pension liabilities related to certain of our employees that we assumed after the Spin-Off and which will be paid by us at a future date; and

•

the impact of, and transactions contemplated by, the Separation and Distribution Agreement, Employee Matters Agreement between us and Honeywell, dated September 27, 2018, the Tax Matters Agreement, entered into between us and Honeywell, dated September 12, 2018 (the “Tax Matters Agreement”), the Indemnification and Reimbursement Agreement between us and Honeywell, dated September 12, 2018 (the “Indemnification and Reimbursement Agreement”) and other agreements related to the Distribution between us and Honeywell and the provisions contained therein.

The unaudited pro forma combined financial statements are subject to the assumptions and adjustments described in the accompanying notes that reflect the expected impacts of events directly attributable to the Spin-Off and that are factually supportable and, for purposes of statements of operations, are expected to have a continuing impact on us. The unaudited pro forma combined financial statements are provided for illustrative and informational purposes only and are not necessarily indicative of our future results of operations or financial condition as an independent, publicly traded company.

The operating expenses reported in our historical combined statements of operations include allocations of certain Honeywell costs. These costs include the allocation of all Honeywell corporate costs, shared services and other related costs that benefit us.

As a stand-alone public company, we have incurred, and expect to continue to incur additional recurring costs. The significant assumptions involved in determining our estimates of recurring costs of being a stand-alone public company include:

•	costs to perform financial reporting, tax, regulatory compliance, corporate governance, treasury, legal, internal audit and investor relations activities;

•	compensation, including equity-based awards, and benefits with respect to new and existing positions;

•	insurance premiums;

•	changes in our overall facility costs;

•	depreciation and amortization related to information technology infrastructure investments; and

•	the type and level of other costs expected to be incurred.

No pro forma adjustments have been made to our financial statements to reflect the additional costs and expenses described above because they are projected amounts based on estimates and would not be factually supportable.

We currently estimate that we will incur between $50 million and $55 million in costs associated with becoming a stand-alone public company within 24 months of the Distribution. The accompanying unaudited pro forma combined statements of operations are not adjusted for these estimated expenses as they are also projected amounts based on estimates and would not be factually supportable. These expenses primarily relate to the following:

•	accounting, tax and other professional costs pertaining to our separation and establishment as a stand-alone public company;

•	relocation costs;

•	recruiting and relocation costs associated with hiring key senior management personnel new to our company;

•	costs related to establishing our new brand in the marketplace;

•	costs to separate information systems; and

•	costs of retention bonuses.

Due to the scope and complexity of these activities, the amount of these costs could increase or decrease materially and the timing of incurrence could change.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2018

(Dollars in millions, except per share data)

	Historical As Reported	Adjustments(1)	Notes	As Adjusted
Net sales	$2,576	$—		$2,576
Costs of goods sold	1,972	—		1,972

Gross profit	604	—		604
Selling, general and administrative expenses	186	—		186
Other expense, net	132	(13)	(a)	119
Interest expense	3	42	(b) (d)	45
Non-operating (income) expense	(10)	3	(d) (f)	(7)

Income before taxes	293	(32)		261

Tax expense	(844)	913	(c)	69

Net (loss) income	$1,137	$(945)		$192

Unaudited Pro Forma Earnings Per Share
Basic			(h)	$2.59
Diluted			(i)	$2.59
Weighted-average number of shares outstanding
Basic				74.07
Diluted				74.07

(1)	The change in our cost structure related to our Company becoming an independent, publicly traded company is not reflected above.

See accompanying notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED

DECEMBER 31, 2017

(Dollars in millions, except per share data)

	Historical as Reported	Adjustments(1)	Notes	As Adjusted
Net sales	$3,096	$—		$3,096
Costs of goods sold	2,361	—		2,361

Gross profit	735	—		735
Selling, general and administrative expenses	249	—		249
Other expense, net	130	(13)	(a)	117
Interest expense	8	53	(b) (d)	61
Non-operating (income) expense	(18)	11	(d) (f)	(7)

Income before taxes	366	(51)		315

Tax expense	1,349	(913)	(c)	436

Net (loss) income	$(983)	$862		$(121)

Unaudited Pro Forma Earnings Per Share
Basic			(h)	$(1.63)
Diluted			(i)	$(1.63)
Weighted-average number of shares outstanding
Basic				74.07
Diluted				74.07

(1)	The change in our cost structure related to our Company becoming an independent, publicly traded company is not reflected above.

See accompanying notes to the unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 2018

(Dollars in millions)

	Historical as Reported	Adjustments(1)	Notes	Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$197	$(107)	(d) (e)	$90
Accounts, notes and other receivable—net	762	—		762
Inventories	183	—		183
Other current assets	43	(16)	(a)	27

Total current assets	1,185	(123)		1,062
Investments and long-term receivables	37	—		37
Property, plant and equipment—net	422	—		422
Goodwill	193	—		193
Insurance recoveries for asbestos-related liabilities	162	(162)	(a)	—
Deferred income taxes	228	(14)	(c)	214
Other assets	63	—		63

Total assets	$2,290	$(299)		$1,991

LIABILITIES
Current liabilities:
Accounts payable	$828	$—		$828
Due to related parties, current	98	(98)	(d)	—
Accrued liabilities	504	(140)	(a) (c)	364
Current maturities of long-term debt	28	—		28
Obligations payable to Honeywell, current	—	192	(a)	192

Total current liabilities	1,458	(46)		1,412
Long-term debt	1,577	—		1,577
Deferred income taxes	22	—	(c)	22
Asbestos-related liabilities	1,516	(1,516)	(a)	—
Other liabilities	173	20	(a) (c) (f)	193
Obligations payable to Honeywell	—	1,472	(a)	1,472

Total liabilities	4,746	(70)		4,676

COMMITMENTS AND CONTINGENCIES EQUITY (DEFICIT)
Common Stock, par value $0.001	—	—	(g)	—
Additional paid in capital	—	(2,703)	(g)	(2,703)
Accumulated other comprehensive income	8	10	(d)	18
Invested deficit	(2,464)	2,464	(g)	—

Total deficit	(2,456)	(229)		(2,685)

Total liabilities and deficit	$2,290	$(229)		$1,991

(1)	The change in our cost structure related to our Company becoming an independent, publicly traded company is not reflected above.

See accompanying notes to the unaudited pro forma combined financial statements.

GARRETT MOTION INC

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

a)	Indemnification Obligations Payable to Honeywell

Indemnification and Reimbursement Agreement to Honeywell:

Reflects the impact of the Indemnification and Reimbursement Agreement with Honeywell pursuant to which, following the Spin-Off, we have an obligation to make cash payments to Honeywell in amounts equal to 90% of Honeywell’s asbestos-related liability payments and accounts payable, primarily related to the Bendix business in the United States, as well as certain environmental-related liability payments and accounts payable and non-United States asbestos-related liability payments and accounts payable, in each case related to legacy elements of our predecessor, the Transportation Systems Business of Honeywell, including the legal costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts and, as may be applicable, certain other recoveries associated with such liabilities. The amount payable by the Company in respect of such liabilities arising any given year is subject to a cap of an amount equal to the Euro-to-U.S. dollar exchange rate determined by Honeywell as of a date within two business days prior to the date of the Distribution (1.16977 USD = 1 EUR) (the “Distribution Date Currency Exchange Rate”) equivalent of $175 million.

As of September 30, 2018, the Company would have $1,353 million of liability (net of insurance assets owed to Honeywell) under the Indemnification and Reimbursement Agreement, calculated as 90% of the historical amounts reported for asbestos and environmental liabilities, net of insurance recoveries. Such obligations payable to Honeywell have been presented as current and non-current liabilities based on the proportionate classifications of the historical amounts reported. Accordingly, the following historical amounts reported will be reversed and replaced by the obligations payable to Honeywell as follows as of September 30, 2018:

	As of September 30, 2018
(Dollars in millions)	As Reported	As Adjusted
Other current assets	$16	—
Insurance recoveries for asbestos related liability	$162	—
Accrued Liabilities	$187	—
Asbestos related liabilities	$1,516	—
Other liabilities	$4	—
Obligations payable to Honeywell, current	—	$154
Obligations payable to Honeywell	—	$1,199

In addition, Other expense, net will decrease by $13 million and $13 million for nine months ended September 30, 2018 and year ended December 31, 2017, respectively, which is the difference between historical expense as reported under 100% carryover basis and the payment expense pursuant to the Indemnification and Reimbursement Agreement.

Tax Matters Agreement

Pursuant to the Tax Matters Agreement, we have agreed to make payments to a subsidiary of Honeywell in an amount payable in Euros (calculated by reference to the Distribution Date Currency Exchange Rate) representing the net tax liability of Honeywell under the mandatory transition tax attributable to Garrett, as determined by Honeywell. This amount will be payable in installments over 8 years. For purposes of the pro forma financial statements, we assume the cumulative payments will be $240 million and the associated liability has been included in Obligations payable to Honeywell, current and Obligations payable to Honeywell of $38 million and $202 million, respectively, as of September 30, 2018. In addition, pursuant to the Tax Matters Agreement, we have agreed to make payments to a subsidiary of Honeywell or taxing authority in case of any adjustment pursuant to a determination with respect to any tax return filed by Honeywell attributable to Garrett or other tax costs incurred by Honeywell in connection with transactions undertaken in anticipation of the Spin-Off as determined by Honeywell. For purposes of the pro forma financial statements, we assume the payments will be $85 million. The associated liability for these payments has been included in Obligations payable to Honeywell, $71 million, and Other Liabilities, $14 million, as of September 30, 2018.

Summary of Obligations Payable to Honeywell pursuant to the Tax Matters Agreement

	As of September 30, 2018
(Dollars in millions)	As Reported	As Adjusted
Mandatory transition tax	—	$38

Obligations payable to Honeywell, current	—	$38

Mandatory transition tax	—	$202
Adjustments with respect to tax returns filed attributable to Garrett	—	67
Tax costs incurred in anticipation of the spin	—	4

Obligations payable to Honeywell	—	$273

Summary of Total Obligations Payable to Honeywell

	As of September 30, 2018
(Dollars in millions)	As Reported	As Adjusted
Total Obligations payable to Honeywell, current	—	$192
Total Obligations payable to Honeywell	—	$1,472

b)

Reflects the impact of interest expense and commitment fees related to our indebtedness with an aggregate principal amount as of September 30, 2018 of $2,145 million, incurred in connection with the consummation of the Spin-Off and has been used primarily to make a cash transfer to Honeywell of $1.6 billion, which is reflected in our historical combined balance sheet as of September 30, 2018. Our indebtedness as of September 30, 2018 reflects term loan facilities in an aggregate principal amount of $1,241 million and senior notes in an aggregate principal amount of the Euro equivalent of $406 million and a revolving credit facility in an aggregate undrawn amount of approximately $498 million.

	For the Nine Months Ended September 30, 2018	For the Year Ended December 31, 2017
Interest expense and commitment fees on our total assumed indebtedness with an estimated weighted average interest rate of 3.66%	$44	$60
Amortization of debt issuance costs	1	1

Total pro forma adjustment to interest expense	$45	$61

A 1/8% variance in the estimated weighted average interest rate on the debt incurrence would change the annual interest expense by approximately $2 million.

c)

For nine months ended September 30, 2018 and year ended December 31, 2017 income tax expense increased by $913 million and decreased by $913 million, respectively. This includes the impact of restructuring activities in connection with the Spin-Off of an increase of $918 million and a decrease of $905 million for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. The remaining decrease of $5 million and $8 million for the nine months ended September 30, 2018 and the year ended December 31, 2017 are the result of the income tax effects on adjustments included in pro forma notes b), d), and f).

Reflects a $14 million reduction to net Deferred Income Taxes recognized on a separate return basis in the September 30, 2018 Combined Balance Sheet that was not recognized on the balance sheet on the date of the separation. This amount primarily relates to net operating loss carryforwards that will not more likely than not be utilized on future income tax returns of $32 million, partially offset by a reduction to tax costs expected to be incurred in connection with future distributions of $17 million. In addition, there is a reclassification of $47 million from Invested Equity to Accrued Liabilities for income taxes payable that are expected to be settled by Garrett after the Spin-Off.

d)

Reflects the impact of the settlement of cash pooling and short-term notes receivables and payables, resulting in a reduction of interest expense of $3 million and $8 million, and interest income of $6 million and $14 million in the unaudited pro forma Combined Statement of Operations for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. In connection with the Spin-Off, we will settle or reclassify the following related party transactions in the unaudited pro forma Combined Balance Sheet as of September 30, 2018.

Due to related parties, current:

(Dollars in millions)	As of September 30, 2018
Cash pooling and short-term notes payables (settled)	$98

Also included in the pro forma financial statements is an adjustment to Accumulated other comprehensive income of $10 million as of September 30, 2018 related to the settlement of foreign currency exchange contracts.

e)	Represents adjustments to cash as follows:

As of September 30, 2018
(Dollars in millions)
Cash distribution to Honeywell post Spin-Off	$(9)
Cash received from net settlement of due from (to) related parties	(98)

Total pro forma adjustment to cash	$(107)

f)

Reflects the impact of our assumption of certain pension assets and liabilities for employees who are eligible for benefits under defined benefit pension plans that were sponsored by Honeywell. For these employees we intend to sponsor a defined benefit pension plan after the Spin-Off with terms and benefits consistent with the Honeywell plans. The annual expense related to our employees for these defined benefit pension plans was allocated to us by Honeywell and such service cost allocation is reflected in our historical Combined Interim Financial Statements. As of September 30, 2018, the total pension assets to be contributed to us amounted to $188 million and total projected benefit obligation amounted to $198 million. We recorded a net pension plan liability as follows: $(9) million in Switzerland, $(1) million in Germany and nil in United States. The unaudited pro forma financial statements reflect an estimate of interest costs and expected return on plan assets of $(3) million and $(3) million for the defined benefit pension plans nine months ended September 30, 2018 and year ended December 31, 2017 respectively.

g)

Reflects the reclassification of Honeywell’s net investment in us, which was recorded in invested equity, into additional paid-in-capital and common stock to reflect the issuance of 74.07 million shares of our common stock at a par value of $0.001 on October 1, 2018.

h)	Pro forma basic earnings per share (EPS) and pro forma weighted-average basic number of shares outstanding are based on the number of the Company’s common stock distributed on October 1, 2018.

i)

Pro forma diluted EPS and pro forma weighted average diluted shares outstanding are based on the number of basic shares of our common stock as described in Note (h) above. The actual dilutive effect following the completion of the Spin-Off will depend on various factors, including employees who may change employment between Garrett and Honeywell. We cannot fully estimate the dilutive effects at this time.